SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 12, 1999


                         SIMIONE CENTRAL HOLDINGS, INC.
               (Exact name of registrant as specified in charter)



Delaware                   000-22162                  22-3209241
(State or other juris-     (Commission File Number)   (IRS Employer Identifi-
diction of incorporation)                             cation No.)



        6600 Powers Ferry Road
           Atlanta, Georgia                                        30339
    (Address of principal executive                             (Zip Code)
               offices)



        Registrant's telephone number including area code (770) 644-6700

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On July 12, 1999, Simione entered into a merger agreement (the "Agreement") with CareCentric Solutions, Inc. The CareCentric merger was completed on August 12, 1999, for total consideration of $9,312,460. Under the Agreement, CareCentric merged into a wholly-owned subsidiary of Simione, and Simione issued approximately 3.1 million shares of Series A Preferred Stock to the former preferred stockholders and noteholders of CareCentric and paid $3.00 per share in cash to the former common stockholders of CareCentric (approximately $200,000 in the aggregate). The former CareCentric preferred stockholders and noteholders will receive additional shares (up to a maximum of approximately 3.1 million additional shares) if the average closing market price of Simione common stock during the fourth quarter of 2000 is less than $3.00 per share. The Series A Preferred Stock is convertible into Simione common stock on a share-for-share basis only upon the approval of the conversion by a majority of the Simione stockholders. Simione intends to seek stockholder approval of the conversion prior to June 30, 2000. If the Series A Preferred Stock is converted, it will represent approximately 26% of the outstanding Simione Common Stock (16% if the pending merger with MCS, Inc. is approved).

     On May 26, 1999, Simione signed an agreement ("MCS Agreement") to merge with MCS, Inc., a wholly-owned subsidiary of Mestek, Inc. The MCS merger is subject to shareholder approval. Under the MCS Agreement, Mestek will receive
 .85 shares of Simione common stock for each outstanding share of Simione common stock outstanding prior to the merger. The MCS Agreement was subsequently amended to provide that the calculation of the merger consideration will not include the shares issued in the CareCentric merger. Based on the current number
of  Simione  shares   outstanding,   the  MCS  merger   consideration  would  be
approximately 7.4 million shares.

     In connection with the Agreement, Barrett O'Donnell (President of Simione) and O'Donnell Davis, Inc., a corporation controlled by Mr. O'Donnell, signed a voting agreement to vote their Simione shares in favor of the conversion. In addition, Mestek, Inc., the parent of MCS, Inc., signed a voting agreement to vote any Simione Shares it receives in the MCS merger in favor of the conversion. Copies of these voting agreements are attached hereto as exhibits.

     Additional information on the merger is included in Simione's press release, a copy of which is attached hereto as Exhibit 99.1.

     The consideration given to acquire CareCentric was determined as a result of arm's-length negotiations between unrelated parties. The Registrant has made the cash payment due under the Agreement out of its available working capital. The description of the Agreement contained herein is qualified in its entirety be reference to the Agreement and Plan of Merger dated as of July 12, 1999 by and among Registrant, Simione Acquisition Corporation and CareCentric attached hereto as Exhibit 2.1 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements.

     The balance sheets of CareCentric as of December 31, 1998 and 1997, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the years ended December 31, 1998 and 1997, together with the related notes and audit report of Ernst & Young LLP and the balance sheet as of June 30, 1999, and the related statements of operations and cash flows for the six months ended June 30, 1999 and 1998 and statement of redeemable convertible preferred stock and stockholders' deficit for the six months ended June 30, 1999, together with the related notes, are included herein as Appendix A.

     (b) Pro Forma Financial Information.

     Set  forth  below  are  the  following   unaudited   pro  forma   condensed
consolidated financial statements:

     1. Introduction to Condensed Consolidated Pro Forma Financial Statements.

     2. Pro Forma Combining Statement of Operations for the Year Ended December 31, 1998.

     3. Pro Forma Combining Statement of Operations for the Six Months Ended June 30, 1999.

     4. Pro Forma Combining Balance Sheet as of June 30, 1999.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following Unaudited Pro Forma Combining Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the CareCentric merger as if it occurred on January 1, 1998. CareCentric and Simione each prepare its financial statements on the basis of a fiscal year ending on December 31. The following Unaudited Pro Forma Combining Balance Sheet as of June 30, 1999, was prepared as if the CareCentric merger occurred on June 30, 1999.

     The Unaudited Pro Forma Combining Statements of Operations and Unaudited Pro Forma Combining Balance Sheet set forth below reflect several material adjustments, including among others, adjustments to reflect the amortization of the portion of the purchase price allocated to goodwill and other intangible assets. The purchase price allocation is preliminary and subject to change. Any changes to the allocation could have a material impact on the Unaudited Pro Forma Combining Financial Statements.

     The Unaudited Pro Forma Combining Financial Statements are derived from the historical financial statements of Simione and CareCentric and the assumptions and adjustments described in the accompanying notes. Simione believes that all adjustments necessary to present fairly such unaudited financial information have been made. The following unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Registrant, which are included in its Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the six months ended June 30, 1999, and the financial statements and the accompanying notes thereto of CareCentric, appearing elsewhere in this Report.

     The Unaudited Pro Forma Combining Financial Statements do not purport to represent what Simione's results of operations actually would have been if the merger had occurred as of such date or what such results will be for any future periods.

                               UNAUDITED PRO FORMA
                         COMBINING FINANCIAL STATEMENTS

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998


                                  SIMIONE                 CARECENTRIC           PRO FORMA                 PRO FORMA
                                  HISTORICAL              HISTORICAL            ADJUSTMENTS               COMBINED
                                  --------------          --------------        ----------------          -----------------
                                                                                                               (2)

Revenues
Software and
   service................        $  27,522,926           $     996,124                                   $     28,519,050
Other.....................           14,123,209                  64,589                                         14,187,798
                                  --------------          --------------        ----------------          -----------------
   Total revenues.........           41,646,135               1,060,713                                         42,706,848
Operating expenses
Cost of revenue...........           24,085,509               1,250,657                                         25,336,166
Development...............            6,740,829               1,775,402                                          8,516,231
Sales, general and
   admin..................           13,822,674               3,105,252                                         16,927,926
Severance.................            7,016,766                     ___                                          7,016,766
Depreciation and
   amortization...........            2,392,321                 199,313               1,344,101 (e)              3,935,735
                                  --------------          --------------        ----------------          -----------------
   Total operating
      expenses............           54,058,099               6,330,624                                         61,732,824
                                  --------------          --------------        ----------------          -----------------
Operating
   income/(loss)..........          (12,411,964)             (5,269,911)                                       (19,025,976)
Interest expense,
   net....................              240,481                (231,818)                                             8,663
                                  --------------          --------------        ----------------          -----------------
   Net loss................       $ (12,171,483)          $  (5,501,729)                                  $    (19,017,313)
                                  ==============          ==============        ================          =================
Net loss per share........        $       (1.42)                                                          $          (1.63)
                                  ==============          ==============        ================          =================
Weighted average
   shares - basic and
   diluted................             8,556,990                                      3,100,000 (d)             11,636,990 (l)
                                  ==============          ==============        ================          =================

(1) Pro forma loss per share is calculated based on the number of shares of common stock outstanding at December 31, 1998, and has been adjusted to give effect to the issuance of shares of preferred stock that will occur in connection with the Merger. Stock options outstanding at each period end have not been included in the loss per share calculations as their effect is antidilutive.

(2)  Represents the pro forma results of Simione and CareCentric.

UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1999


                                  SIMIONE                 CARECENTRIC           PRO FORMA                 PRO FORMA
                                  HISTORICAL              HISTORICAL            ADJUSTMENTS               COMBINED
                                                                                                              (2)
                                  --------------          --------------        ----------------          -----------------
Revenues
Software and
   service................        $   8,057,976           $   1,097,258                                   $      9,155,234
Other.....................            6,877,852                 268,583                                          7,146,435
   Total revenues.........           14,935,828               1,365,841                                         16,301,669
Operating expenses
Cost of revenue...........            8,740,673                 725,192                                          9,465,865
Development...............            1,881,280                 733,437                                          2,614,717
Sales, general and
   admin .................            4,572,122               1,362,121                                          5,934,243
Depreciation and
   amortization..........             1,399,537                 107,482                 672,051 (e)              2,179,070
                                  --------------          --------------                                  -----------------
   Total operating
      expenses............           16,593,612               2,928,232                                         20,193,895
                                  --------------          --------------                                  -----------------
Operating
   income/(loss)..........           (1,657,784)             (1,562,391)                                        (3,892,226)
Interest expense,
   net....................               91,893                (337,325)                                          (245,432)
                                  --------------          --------------                                  -----------------
   Net loss...............        $  (1,565,891)          $  (1,899,716)                                  $     (4,137,658)
                                  --------------          --------------                                  -----------------
Net loss per share........        $       (0.18)                                                          $          (0.35)
                                  --------------                                                          -----------------
Weighted average
   shares - basic and
   diluted................            8,719,125                                       3,100,000 (d)              11,819,125 (l)
                                  ==============                                ================          =================

--------------------------------------------------------------------------------

(1) Pro forma loss per share is calculated based on the number of shares of common stock outstanding at June 30, 1999, and has been adjusted to give effect to the issuance of shares of preferred stock that will occur in connection with the Merger. Stock options outstanding at each period end have not been included in the loss per share calculations as their effect is antidilutive.

(2)  Represents the pro forma results of Simione and CareCentric.

UNAUDITED PRO FORMA COMBINING
BALANCE SHEET AS OF JUNE 30, 1999


                                  SIMIONE                 CARECENTRIC           PRO FORMA                 PRO FORMA
                                  HISTORICAL              HISTORICAL            ADJUSTMENTS               COMBINED (2)
                                  --------------          --------------        ----------------          -----------------
ASSETS
CURRENT ASSETS:
Cash and cash
   equivalents............        $   2,411,247           $      46,777         $      (498,000) (a),(d)  $      1,960,024
Accounts receivable,
   net....................            7,316,689                 421,973                                          7,738,662
Prepaids and other
  current assets.........               786,963                  53,772                                            840,735
                                  --------------          --------------        ----------------          -----------------
   Total current assets              10,514,899                 522,522                                         10,539,421
FIXED ASSETS:
Purchased software,
   furniture and
   equipment, net.........            1,497,031                 269,617                                          1,766,648
Restricted cash...........                  ___                 100,000                                            100,000
Note receivable, less
   current portion........                  ___                  30,697                                             30,697
Intangibles...............            8,189,952                     ___               9,541,013 (b)             17,730,965
Other assets..............              737,354                  12,654                                            750,008
                                  --------------          --------------        ----------------          -----------------
   Total assets...........        $  20,939,236           $     935,490                                   $     30,917,739
                                  ==============          ==============        ================          =================
LIABILITIES AND
STOCKHOLDERS' EQUITY
(DEFICIT)
CURRENT LIABILITIES:
Accounts payable..........        $   2,994,413           $     286,031                                   $      3,280,444
Accrued liabilities.......            6,447,153                 422,826                (358,857) (b)             6,511,122
Customer deposits.........              950,471                     ___                                            950,471
Unearned revenues.........            2,062,263                     ___                                          2,062,263
Current portion of
   capital lease
   obligation.............                  ___                  44,551                                             44,551
Note payable..............                  ___               4,753,453              (3,253,453) (b)             1,500,000
Payable to parent.........                  ___                     ___                                                ___
                                  --------------          --------------        ----------------          -----------------

Total current
   liabilities............           12,454,300               5,506,861                                         14,348,851
Accrued liabilities less
   current portion........            2,101,245                     ___                                          2,101,245
Note payable                                ___                 101,452                                            101,452
                                  --------------          --------------        ----------------          -----------------
   Total liabilities......           14,555,545               5,608,313                                         16,551,548
Redeemable
   convertible preferred
   stock
   Series A...............                  ___               5,981,639              (5,981,639) (c)                   ___
   Series B...............                  ___               9,234,225              (9,234,225) (c)                   ___
   Series C...............                  ___               3,334,286              (3,334,286) (c)                   ___
STOCKHOLDERS' EQUITY   (DEFICIT)
Preferred stock...........                  ___                     ___                   3,100  (d)                 3,100
Common stock..............                8,783                  19,220                 (19,220) (c)                 8,783
Additional paid-in
   capital................           42,318,255                     ___               7,979,400  (d)            50,297,655
Accumulated deficit ......          (35,943,347)            (23,192,193)             23,192,193  (c)           (35,943,347)
Less treasury stock.......                  ___                 (50,000)                 50,000  (d)                   ___
                                  --------------          --------------        ----------------          -----------------
Total stockholders'
   equity (deficit).......            6,383,691             (23,222,973)                                        14,366,191
                                  --------------          --------------        ----------------          -----------------
Total liabilities &
   stockholders'equity            $  20,939,236           $     935,490                                   $     30,917,739
                                  ==============          ==============        ================          =================


                          NOTES TO UNAUDITED PRO FORMA
                         COMBINING FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The accompanying Unaudited Pro Forma Combining Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the CareCentric merger as if it occurred at the beginning of each period presented. CareCentric and Simione each prepare their financial statements on the basis of a fiscal year ending on December 31. The following Unaudited Pro Forma Combining Balance Sheet as of June 30, 1999 was prepared as if the CareCentric Merger occurred on June 30, 1999. All material transactions between CareCentric and Simione during the periods presented have been eliminated as a pro forma adjustment. There are no material conforming differences between the accounting policies of CareCentric and Simione. The pro forma combined provision for income taxes may not represent amounts that would have resulted had CareCentric and Simione filed consolidated income tax returns during the periods presented.

NOTE 2. PRO FORMA ADJUSTMENTS

     The pro forma adjustments are based on Simione's estimates of the value of the tangible and identifiable intangible assets acquired. A valuation of the tangible and identifiable intangible assets acquired has been conducted by an independent third-party appraisal company. An increase in the purchase consideration and/or a decrease in the working capital would result in a reallocation of the purchase price and would result in increases in values assigned to identifiable intangible assets compared to those presented in the accompanying Unaudited Pro Forma Combining Financial Statements as of December 31, 1998 and June 30, 1999. Under purchase accounting, the total acquisition cost will be allocated to CareCentric's assets and liabilities based on their relative fair values. The final allocations may be different from the results reflected herein.

     (a) Represents estimated acquisition expenses of approximately $280,000 related to the merger.

     (b) Represents estimated valuation of tangible and intangible assets resulting from the preliminary allocation of the purchase price. Valuation of the intangible assets acquired was conducted by an independent third-party appraisal company and consists of developed technology and goodwill. In the accompanying Unaudited Pro Forma Combining Financial Statements, liabilities assumed exceed amounts allocated to tangible and intangible assets acquired by approximately $1.1 million for CareCentric. Simione did not assume $3,612,310 of bridge notes and related accrued interest from CareCentric. The table below is a summary of the estimated amounts allocated to the long-lived assets acquired:

                          NOTES TO UNAUDITED PRO FORMA
                  COMBINING FINANCIAL STATEMENTS - (CONTINUED)

CareCentric - Value Assigned to Assets Balance Sheet Category Acquired

INTANGIBLE ASSETS:
Developed technology........................................$9,100,000
Goodwill.......................................................441,013

     The merger will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The intangible assets acquired of approximately $9.5 million for CareCentric noted above will be amortized over periods ranging from 7 to 10 years. For the CareCentric merger, intangible assets of $9.5 million are comprised of developed technology of $9,100,000 and goodwill of $441,000, which have estimated useful lives of 7 and 10 years, respectively.

     (c) Represents adjustments to reflect the elimination of convertible preferred stock, common stock, additional paid in capital and accumulated deficit account balances of CareCentric.

     (d) Represents for the CareCentric merger, the consideration of 3.1 million shares of Simione preferred stock valued at $2.58 per share, the average fair market value prior to the acquisition, or total value of $8.0 million and paid approximately $218,000 in cash to the former common stockholders. Not reflected in the pro forma and excluded from EPS calculations is CareCentric's former preferred stockholders and noteholders right to receive up to an additional 3.1 million shares of Simione preferred stock if the average closing market price of Simione common stock during the fourth quarter of 2000 is less than $3.00 per share. The impact would be to increase amortization expense by $798,000 per year.

     (e) Adjustment to reflect the amortization expense of identifiable intangible assets acquired. The acquired identifiable intangible assets will be amortized over periods ranging from 7 to 10 years. For the CareCentric Merger, the estimated annual amortization charge to operations related to intangible assets approximates $1,344,000. This estimated annual amortization charge to operations is reflected in the Unaudited Pro Forma Condensed Combining Statement of Operations.

     (c) Exhibits.

EXHIBIT
NUMBER                                               DESCRIPTION
2.1* Agreement and Plan of Merger dated as of July 12, 1999 among Registrant, Simione Acquisition Corporation and CareCentric.
10.1 Form of Shareholder Voting Agreement by and among Registrant, Daniel J. Mitchell as agent ("CareCentric Agent") for Shareholders of CareCentric Solutions, Inc. and each of Barrett C. O'Donnell and O'Donnell Davis, Inc.
10.2 Shareholder Voting Agreement by and among Registrant, CareCentric Agent, and Mestek, Inc.
23.1                       Consent of Independent Auditors
99.1                       Press Release
----------

     * In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted. There is a list of schedules at the end of the Exhibit, briefly describing them. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         SIMIONE CENTRAL HOLDINGS, INC.



Date:  August 27, 1999           By: /s/           George M. Hare
                                 -----------------------------------------------
                                    George M. Hare
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)




873867v3

APPENDIX A

                         REPORT OF INDEPENDENT AUDITORS

  The Board of Directors and Stockholders
  CareCentric Solutions, Inc.

     We have audited the accompanying balance sheets of CareCentric Solutions, Inc. as of December 31, 1998 and 1997, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of CareCentric Solutions, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, in 1998 the Company changed its method of accounting for depreciation.

     The accompanying financial statements have been prepared assuming CareCentric Solutions, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.


                                                               Ernst & Young LLP
  Atlanta, Georgia
  February 26, 1999

                           CARECENTRIC SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                                       DECEMBER 31
                                                   JUNE 30,
                                                   1999           1998            1997
                                                   -------------  -------------   -------------
                                                   (UNAUDITED)


ASSETS
Current assets:
  Cash and cash equivalents..................      $     46,777   $    234,171    $  2,237,162
  Accounts receivable, net of allowance of
    $20,000 at June 30, 1999 and December 31,
    1998.....................................           421,973        260,799         125,000
  Interest receivable........................             1,563          9,788          22,516
  Current portion of note receivable from
    employee.................................            19,209         18,847           4,800
  Prepaid expenses and deposit...............            33,000         77,393           2,538
                                                   -------------  -------------   -------------
    Total current assets.....................           522,522        600,998       2,392,016
Restricted cash..............................           100,000        273,526         273,526
Property and equipment, net..................           269,617        336,095         426,585
Note receivable from employee, net of current
  portion....................................            30,697         53,388          71,158
Other assets.................................            12,654         12,654          12,654
                                                   -------------  -------------   -------------
    Total assets.............................      $    935,490   $  1,276,661    $  3,175,939
                                                   =============  =============   =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...........................      $    286,031   $    112,113    $     87,281
  Deferred revenue...........................                --        271,602          55,020
  Accrued liabilities........................           422,826        163,764         290,037
  Term note payable to bank..................         1,500,000      1,392,000              --
  Demand notes payable to stockholders.......         3,253,453      1,982,057              --
  Current portion of capital lease
    obligations..............................            44,551         37,617          64,491
                                                   -------------  -------------   -------------
    Total current liabilities................         5,506,861      3,959,153         496,829
Capital lease obligations, net of current
  portion....................................           101,452         94,366         100,700
Redeemable convertible preferred stock, $0.01
  par value, 23,193,171 shares authorized,
  issuable in series:
  Series A, 3,069,189 shares issued and
    outstanding (liquidation preference of
    $5,981,639 at June 30, 1999).............         5,981,639      5,797,488       5,429,185
  Series B, 5,123,981 issued and outstanding
    (liquidation preference of $9,287,803 at
    June 30, 1999)...........................         9,234,225      8,918,496       8,286,898
  Series C, 1,994,791 shares issued and
    outstanding (liquidation preference of
    $3,363,709 at June 30, 1999).............         3,334,286      3,210,457       2,962,733
  Series D, no shares issued or
    outstanding..............................                --             --              --
Stockholders' deficit:
  Common stock, $0.01 par value, 41,008,330
    shares authorized and 1,888,672,
    1,881,168 and 1,858,520 shares,
    respectively, issued and outstanding.....            19,220         19,145          18,919
  Paid-in capital............................                --             --         532,873
  Treasury stock.............................           (50,000)       (50,000)        (50,000)
  Accumulated deficit........................       (23,192,193)   (20,672,444)    (14,602,198)
                                                   -------------  -------------   -------------
    Total stockholders' deficit..............       (23,222,973)   (20,703,299)    (14,100,406)
                                                   -------------  -------------   -------------
    Total liabilities and stockholders'
       deficit...............................      $    935,490   $  1,276,661    $  3,175,939
                                                   =============  =============   =============

 See accompanying notes.

                           CARECENTRIC SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS


                             SIX MONTHS ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                              1999            1998            1998            1997
                                   (UNAUDITED)


Revenues:
  License fees.......    $  1,097,258     $        --     $   996,124     $    25,842
  Service fees.......         266,798              --          62,017         125,000
  Hardware fees......           1,785              --           2,572              --
                         -------------    ------------    ------------    ------------
     Total revenues..       1,365,841              --       1,060,713         150,842
Operating expenses:
  Cost of revenues...         725,192              --       1,250,657              --
  Product development         733,437       1,625,545       1,775,402       3,257,247
  Sales and marketing         409,303         581,201       1,151,837       1,102,764
  General and
     administrative..       1,060,300       1,033,745       2,152,728       2,150,839
                         -------------    ------------    ------------    ------------
     Total operating
       expenses......       2,928,232       3,240,491       6,330,624       6,510,850
                         -------------    ------------    ------------    ------------
Operating loss.......      (1,562,391)     (3,240,491)     (5,269,911)     (6,360,008)
  Other income
(expense):
  Interest income....           2,280          45,829          61,260         135,605
  Interest expense...        (339,605)        (28,450)       (293,078)        (25,881)
  Other..............              --          (4,804)             --         (39,750)
                         -------------    ------------    ------------    ------------
     Total other
income                       (337,325)         12,575        (231,818)         69,974
                         -------------    ------------    ------------    ------------
       (expense).....
     Net loss........    $ (1,899,716)    $(3,227,916)    $(5,501,729)    $(6,290,034)
                         =============    ============    ============    ============


      See accompanying notes.

                           CARECENTRIC SOLUTIONS, INC.

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

                      REDEEMABLE CONVERTIBLE |
                      PREFERRED STOCK,       |  COMMON STOCK                     STOCK
                      IN SERIES              |                                   SUBSCRIP-
                                             |             PAR      PAID-IN      TION       TREASURY   ACCUMULATED
                      SHARES      AMOUNT     |  SHARES     VALUE    CAPITAL      RECEIVABLE STOCK      DEFICIT        TOTAL
                      ----------  -----------|  ---------  -------  -----------  ---------- ---------  -------        ----------
                                             |
                                             |
Balance at January                           |
   1, 1997..........   6,413,878  $10,815,420|  1,674,085  $17,074  $1,388,390   $(34,755)  $(50,000)  $ (8,312,164)  $ (6,991,455)
  Issuance of Series                         |
   B preferred stock                         |
   for cash, $1.70                           |
   per share, net of                         |
   issuance costs of                         |
   $32,333..........   1,176,471    1,967,668|         --       --          --         --         --             --             --
  Exercise of common                         |
   stock options....          --           --|     34,435      345      16,873         --         --             --         17,218
  Restricted stock                           |
   grant............          --           --|    150,000    1,500      73,500         --         --             --         75,000
  Receipt of stock                           |
   subscription.....          --           --|         --       --          --     34,755         --             --         34,755
  Issuance of Series                         |
   C preferred stock                         |
   for cash, $1.50                           |
   per share, net of                         |
   issuance costs of                         |
   $42,349.........    1,437,596    2,114,045|         --       --          --         --         --             --             --
  Issuance of Series                         |
   C preferred stock                         |
   for note payable                          |
   reduction in lieu                         |
   of cash, $1.50                            |
   per share........     557,195      835,793|         --       --          --         --         --             --             --
  Issuance of Series                         |
   B preferred stock                         |
   for the reduction                         |
   in stock price                            |
   from $1.70 per                            |
   share to $1.50                            |
   per share......        602,821       6,028|         --       --      (6,028)        --         --             --         (6,028)
  Accretion on                               |
   redeemable                                |
   convertible                               |
   preferred stock..          --      939,862|         --       --    (939,862)        --         --             --       (939,862)
  Net loss..........          --           --|         --       --          --         --         --     (6,290,034)    (6,290,034)
                      ----------  -----------|  ---------  -------  -----------  ---------  ---------  -------------  -------------
Balance at December                          |
  31, 1997..........  10,187,961   16,678,816|  1,858,520   18,919      532,873        --    (50,000)   (14,602,198)   (14,100,406)
  Exercise of common                         |
   stock options....          --           --|     22,648      226       11,098        --         --             --         11,324
  Issuance of                                |
   warrants related                          |
   to debt financing          --           --|         --       --      135,137        --         --             --        135,137
  Accretion on                               |
   redeemable                                |
   convertible                               |
   preferred stock..          --    1,247,625|         --       --    (679,108)        --         --       (568,517)    (1,247,625)
  Net loss..........          --           --|         --       --          --         --         --     (5,501,729)    (5,501,729)
                      ----------  -----------|  ---------  -------  -----------  ---------  ---------  -------------  -------------
Balance at December                          |
  31, 1998..........  10,187,961   17,926,441|  1,881,168   19,145           --        --    (50,000)   (20,672,444)   (20,703,299)
  Exercise of common                         |
   stock options....          --           --|      7,504       75        3,676        --         --             --          3,751
  Accretion on                               |
   redeemable                                |
   convertible                               |
   preferred stock..          --      623,709|         --       --      (3,676)        --         --       (620,033)      (623,709)
  Net loss..........          --           --|         --       --          --         --         --     (1,899,716)    (1,899,716)
                      ----------  -----------|  ---------  -------  -----------  ---------  ---------  -------------  -------------
Balance June 30,                             |
  1999..............  10,187,961  $18,550,150|  1,888,672  $19,220  $       --   $     --   $(50,000)  $(23,192,193)  $(23,222,973)
                      ==========  ===========|  =========  =======  ===========  =========  =========  =============  =============

See accompanying notes

 .
                           CARECENTRIC SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                        SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31
                                        1999             1998               1998               1997
                                              (UNAUDITED)


OPERATING ACTIVITIES
Net loss...........................     $  (1,899,716)   $    (3,227,916)   $   (5,501,729)    $  (6,290,034)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Depreciation and amortization....           107,482             91,380           199,313           197,107
  Issuance of warrants related to
   debt financing..................                --                 --           135,137                --
  Provision for doubtful accounts..                --                 --            20,000                --
  Common and preferred stock
   issued for services, salaries
   and as reduction of notes
   payable.........................                --                 --                --           910,793
  Loss on disposal of assets.......                --                 --                --            45,252
Changes in operating assets and
  liabilities:
  Accounts receivable..............          (161,173)            37,602          (155,799)          (91,880)
  Interest receivable..............             8,225                 --            12,728           (12,458)
  Prepaid expenses and deposit.....            44,393            (22,750)          (74,855)           19,272
  Restricted cash..................           173,526                 --                --            (4,931)
  Accounts payable.................           209,752            (59,713)           24,832          (150,393)
  Deferred revenue.................          (271,602)            98,473           216,582           (15,000)
  Accrued liabilities..............           223,227           (177,932)         (126,273)          279,434
                                        --------------   ----------------   ---------------    --------------
   Net cash used in operating
      activities...................        (1,565,886)        (3,260,856)       (5,250,064)       (5,112,838)
INVESTING ACTIVITIES
Purchase of property and
 equipment, net....................            (2,681)           (74,014)         (108,823)         (137,993)
Other, net.........................            22,328              2,978             3,723             1,774
Issuance of notes receivable.......                --                 --                --            (1,000)
                                        --------------   ----------------   ---------------    --------------
Net cash provided by (used in)
  investing activities.............            19,647            (71,036)         (105,100)         (137,219)
FINANCING ACTIVITIES
Payments on capital lease
  obligations......................           (24,303)           (25,149)          (33,208)          (28,574)
Proceeds from issuance of notes
  payable..........................         1,379,396          1,472,138         3,374,057                --
Net proceeds from issuance of
  common stock.....................             3,752                 --            11,324            17,218
Net proceeds from issuance of
 preferred stock...................                --                 --                --         4,116,468
                                        --------------   ----------------   ---------------    --------------
Net cash provided by financing
  activities.......................         1,358,845          1,446,989         3,352,173         4,105,112
                                        --------------   ----------------   ---------------    --------------
Net decrease in cash and cash
  equivalents......................          (187,394)        (1,884,903)       (2,002,991)       (1,144,945)

Cash and cash equivalents,
  beginning of year................           234,171          2,237,162         2,237,162         3,382,107
                                        --------------   ----------------   ---------------    --------------
Cash and cash equivalents, end of
  year.............................            46,777            352,259           234,171         2,237,162
                                        ==============   ================   ===============    ==============

SUPPLEMENTAL  DISCLOSURES OF CASH FLOW  INFORMATION
Cash paid for interest was $47,467 and$25,881 during 1998 and
  1997, respectively.
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITY
The Company acquired $112,962 of furniture and equipment under capital leases during the year ended December 31, 1997.

 See accompanying notes.

                           CARECENTRIC SOLUTIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     CareCentric Solutions, Inc. (the "Company"), formerly Smart Clipboard Corporation, was incorporated on March 25, 1993. The Company develops and delivers information systems and services for home health agencies. The commercial release of the Company's initial product, the Smart ClipBoard(TM) Home Care System, occurred in the first quarter of 1998. As of December 31, 1998, the Company had eight customer sites in various stages of implementation. The 1998 financial statements reflect the first year the Company is not considered to be in the development stage.

BASIS OF PRESENTATION

     Since inception, the Company's efforts have been directed principally toward development of its products and services and establishment of a market for its products and services. As a result of these efforts, the Company has experienced significant losses from operations. During 1998, the Company was dependent upon additional financing to meet its operational needs. Management is in the process of raising capital to fund operations, continue its product development, and expand its sales and marketing capabilities. Without such additional financing, the Company may have to discontinue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

REVENUE RECOGNITION

     In October 1997, the AICPA issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), which supersedes SOP 91-1 for periods beginning after December 15, 1997. The Company adopted the provisions of SOP 97-2 effective January 1, 1998. Under SOP 97-2, license and service fee revenues from contracts which require significant production or modification are recognized under the percentage of completion method using labor costs. Revenue related to development arrangements is recognized on a percentage of completion basis or as such services are performed, depending on the terms of the contract. Software support revenues are recognized ratably over the term of the related agreement.

CONCENTRATIONS AND CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. Accounts receivable represent trade receivables and are unsecured. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral to support customer receivables.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments, including investments in commercial paper, with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, less accumulated depreciation and amortization. The straight-line method of depreciation was adopted for all assets placed in service after January 1, 1998. For assets acquired prior to January 1, 1998 depreciation is based on an accelerated method. The Company believes the new method will more appropriately reflect its financial results by better allocating the costs of new property over the useful lives of these assets. The effect of this change on net loss for 1998 was not material.

     Estimated useful lives range from 3 to 7 years. Maintenance and repairs are charged to expense as incurred. Depreciation expense includes amortization of assets under capital leases.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING EXPENSE

     Advertising and sales promotion costs are expensed as incurred. Advertising expense was approximately $12,000 and $16,000 for the years ended December 31, 1998 and 1997, respectively.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could vary from these estimates.

STOCK BASED COMPENSATION

     Stock options are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company has included the pro forma disclosure information required by SFAS No. 123. (See Note 10.)

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements as of June 30, 1999 and 1998 and the six-month periods then ended have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations have been included.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 1998 financial statement presentation.

2. LEASE RECEIVABLES

     The Company provides lease financing to certain customers related to sales of software licenses and computer hardware. Lease terms are generally 3 years. Future minimum lease payments under these sales-type leases as of December 31, 1998, which are classified in accounts receivable, are as follows:



                     1999.....................................        $ 32,342
                     2000.....................................          32,342
                     2001.....................................          10,781
                                                                      ---------
                                                                        75,465
                     Interest portion.........................          (9,173)
                                                                      ---------
                                                                      $ 66,292


3. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1998 and 1997 consists of the following:


                                            DECEMBER 31
                                         1998         1997


       Computer equipment.........   $ 634,219     $ 557,045
       Office equipment...........     192,795       175,649
       Furniture and fixtures.....      32,204        28,149
       Leasehold improvements.....      12,158        11,772
                                     ---------     ----------
                                       871,376       772,615
       Accumulated depreciation...    (535,281)     (346,030)
                                     ---------     ----------
                                     $ 336,095     $ 426,585

4. PRODUCT DEVELOPMENT COSTS

     Costs incurred to establish the technological feasibility of computer software products are research and development expense and are charged to expense as incurred. The Company capitalizes costs incurred between the point of establishing technological feasibility and general release when such costs are material. As of December 31, 1998 and 1997, the Company has no capitalized computer software development costs.

5. RELATED PARTY TRANSACTIONS

     In 1996, the Company entered into a note receivable (the "Related Note") with one of its key employees. The Related Note bears interest at 7% per annum and is scheduled to be repaid in December 2001. Subsequent to December 31, 1998, a portion of the Related Note was forgiven and recorded as compensation expense and the interest rate was reduced to 4.57% per annum.

     In 1997, the Company entered into a severance agreement with one of its officers. This agreement included the continuation of salary and benefits for a nine-month period beginning July 29, 1997, a restricted stock grant of 150,000 shares of common stock, and the reimbursement of related taxes, totaling approximately $270,000 which was expensed in 1997.

6. NOTES PAYABLE

     In April 1998, the Company entered into a bridge loan in the form of demand notes payable (the "Notes") with several of its existing stockholders. The cumulative amount outstanding at December 31, 1998, under the Notes was $1,982,057. The Notes bear interest at a rate of 10% per annum payable upon demand. The holders of the Notes received warrants to purchase 6,606,856 shares of the Company's common stock at an exercise price of $0.10 per share, through August 28, 2004. (See Note 9.)

     In October 1998, the Company entered into a $1,500,000 term note payable to Silicon Valley Bank (the "SVB Note"). The SVB Note bears interest at prime rate plus 1/2% per annum (8.25% as of December 31, 1998), payable monthly. The SVB Note expires on February 1, 1999. The holder of the SVB Note received warrants to purchase 150,000 shares of the Company's common stock at an exercise price of $0.10 per share, exercisable through October 1, 2008. (See Note 9.)

     As of December 31, 1998, the Company had $1,392,000 outstanding on the SVB Note. Subsequent to December 31, 1998, the Company received an extension on the SVB Note through March 1, 1999. Under the extension, the interest rate increased to prime plus 1 1/2% per annum and a warrant to purchase an additional 37,500 shares was issued with the same terms as the above warrants.

7. COMMITMENTS

     The cost of equipment that is acquired under terms of leases, which substantially transfer all of the rights and risks of ownership, is capitalized by the Company. Assets acquired under capitalized leases are depreciated principally on the same basis as other similar assets or over the lease term, if shorter.

     The original cost and related accumulated depreciation on equipment under capital leases included in property and equipment on the balance sheet are as follows:


                                                 1998        1997
                                               ---------  -----------

           Cost..........................      $112,962   $  112,962
           Accumulated depreciation......       (58,740)     (22,592)
           Net book value................      $ 54,222   $   90,370
                                               =========  ===========

     The Company is obligated under terms of noncancelable operating leases for future minimum rentals on its office facility and certain furniture and equipment. Total operating lease expense was $277,902 and $267,256 for the years ended December 31, 1998 and 1997, respectively.

     The Company was obligated at December 31, 1998 for required lease payments as follows:



                                                       CAPITAL     OPERATING
                                                       LEASES      LEASES
                                                      --------    ---------
        Year ending December 31:
          1999....................................    $ 56,332    $ 258,404
          2000....................................      45,387      188,422
          2001....................................      45,387       32,906
          2002 and thereafter.....................      26,674        7,988
                                                      --------    ---------
          Total required lease payments...........     173,780    $ 487,720
                                                      ========    =========
          Less interest included in required
           lease payments.........................      41,797
                                                      --------
             Principal amount of lease payments...    $131,983
                                                      ========

     At December 31, 1998, the Company had outstanding letters of credit of approximately $274,000, which was required by specific suppliers to guarantee availability of office furniture and office space for lease.

8. INCOME TAXES

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $17,475,000, and research and development tax credit carryforwards of approximately $293,000. These carryforward items are available to offset future taxable income principally through December 31, 2013 and 2012, respectively. For financial reporting purposes, a valuation allowance has been recognized to reduce to zero the net deferred tax asset resulting principally from these carryforward items.

     Reconciliations of the provision for income tax benefit to the federal statutory rate for the years ended December 31, 1998 and 1997 are as follows:


                                                         YEAR ENDED
                                                         DECEMBER 31,
                                                      1998       1997
                                                    ------      -----
        Tax at federal statutory rates.........       (34%)
                                                                 (34%)
        State taxes, net of federal benefit....        (4%)       (4%)
        Research and development tax credits...        (1%)       (2%)
        Other..................................         2%         2%
        Change in valuation allowance..........        37%        38%
                                                    ------      -----
                                                        -          -
                                                    ======      =====

9. PREFERRED STOCK AND WARRANTS

     In October 1995, the Company issued 3,069,189 shares of Series A Redeemable Convertible Preferred Stock ("Series A") for $1.50 per share. In September 1996, the Company issued 3,344,689 shares of Series B Redeemable Convertible Preferred Stock ("Series B") for $1.70 per share. In April 1997, the Company issued additional 1,176,471 shares of Series B for $1.70 per share. In December 1997, the Company issued 602,821 shares of Series B as a stock split effected in the form of a dividend in order to reduce the stock price from $1.70 per share to $1.50 per share. In December 1997, the Company also issued 1,994,791 shares of Series C Redeemable Convertible Preferred Stock ("Series C") for $1.50 per share.

     Each share of Series A, B, and C stock is convertible into one share of the Company's common stock. The Series A, B, and C stock may be converted into the Company's common stock at any time by the holders, or automatically if the Company conducts an initial public offering at a gross selling price per share of common stock of not less than $4.50 and which results in aggregate gross proceeds of not less than $15,000,000. The holders of the Series A, B, and C stock are entitled to cumulative annual dividends of 8% of the respective issuance prices payable when authorized by the Board of Directors, upon liquidation, upon business combination, or upon redemption or conversion of the Series A, B, and C stock into the Company's common stock. Accumulated undeclared dividends on Series A, Series B, and Series C stock totaled $2,739,932 at December 31, 1998. In general, the Series A, B, and C stock have preference at liquidation equal to the respective issuance prices, plus any accrued, unpaid dividends whether or not declared. Each Series A, B and C stockholder has the right to vote as if their shares had been converted to common stock at the then current conversion rate.

     On October 4, 2001, 2002, 2003 and 2004, any holder of the Series A, B, and C stock can require the Company to redeem 25% of the outstanding Series A, B, and C stock at the redemption price. The redemption price is equal to the original issuance prices of the Series A, B, and C stock plus any cumulative unpaid dividends.

     On October 2, 1998, the shareholders approved the authorization of 13,000,000 shares of Series D preferred shares representing 12,500,000 shares to be sold by the Company and 500,000 to be subject to a warrant reserved for the investment banking firm retained by the Company to assist in the offering. The warrant is to be issuable upon the closing of the Series D offering. As of December 31, 1998, no shares of Series D have been issued.

     In conjunction with the issuance of Series C, the Company issued 997,396 Common Stock Warrants ("Warrants") which entitle the holder to purchase shares of the Company's common stock at a price of $0.15 per share at any time for a five-year exercise period. The value assigned to these warrants was nominal.

     In connection with a financing agreement entered into with certain of the Company's investors on April 30, 1998, as amended on September 1, 1998, the Company issued Warrants to purchase 6,606,856 shares of the Company's common stock at $0.10 per share which were fully exercisable and outstanding at December 31, 1998. The Warrants have a six-year exercise period. A value of $132,137 was assigned to the Warrants and was amortized over the estimated term of the financing agreement.

     In connection with a financing agreement entered into with Silicon Valley Bank on October 2, 1998, the Company issued a Warrant to purchase 150,000 shares of the Company's common stock at $0.10 per share which was fully exercisable and outstanding at December 31, 1998. The Warrant has a ten-year exercise period. A value of $3,000 was assigned to the Warrants and was amortized over the term of the financing agreement. If the debt remains outstanding at the end of the financing arrangement and is extended, the Company will be required to grant additional shares under the Warrant. (See Note 6.)

     The Company has reserved 34,805,251 shares of common stock for issuance upon conversion of the Series A, Series B, Series C, and Series D preferred stock and upon the exercise of warrants and options.

10. STOCK OPTION PLAN

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In 1998 the shareholders approved the authorization of an additional 500,000 shares of common stock to be reserved for future grant under its Incentive Stock Option Plan (the "Plan"). Under the Plan, the Company is authorized to grant options to employees for up to 3,857,829 shares of the Company's common stock. Options granted have 10 year terms and vest evenly over zero to four years from the date of grant.

     SFAS No. 123 requires reporting pro forma net loss as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes model with the following weighted-average assumptions for both 1998 and 1997: risk-free interest rates of 5.5% and 6.3%, respectively; a volatility of zero; a dividend yield of 0%; and a weighted-average expected life of the options of 5 years. The estimated weighted-average fair value per share of options granted during 1998 and 1997 is $0.00 and $0.15, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss for the years ended December 31, 1998 and 1997 is approximately ($5,530,000) and ($6,293,000), respectively. Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until the year 2001.

     The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     A summary of the Company's stock option activity, and related information for the years ended December 31 follows:


                                                                WEIGHTED-AVERAGE
                                                                  EXERCISE PRICE
                                                  OPTIONS

      Outstanding at December 31, 1996....       1,211,000               $0.59
        Granted...........................         860,500               $0.50
        Exercised.........................         (34,435)              $0.50
        Forfeited.........................        (802,065)              $0.50
                                                 ----------              -----
      Outstanding at December 31, 1997....       1,235,000               $0.59
        Granted...........................       2,217,761               $0.50
        Exercised.........................         (22,648)              $0.50
        Forfeited.........................        (557,352)              $0.70
                                                 ----------              -----
      Outstanding at December 31, 1998....       2,872,761               $0.50
                                                 ==========              =====
      Exercisable at December 31, 1997....         149,125               $0.88
      Exercisable at December 31, 1998....         443,712               $0.50

     Exercise prices for options outstanding as of December 31, 1998 were $0.50. The weighted-average remaining contractual life of those options is 9.2 years.

     The Company had 927,686 shares available for future grant under the Plan.

11. PROFIT SHARING PLAN

     The Company has a 401(k) profit sharing plan (the "Plan") covering employees who have six months service and are at least 21 years of age. Participants may contribute up to 15% of their eligible compensation. The Company, at its discretion, may provide a matching contribution as well as a profit sharing contribution. For the years ended December 31, 1998 and 1997, the Company made no matching or profit sharing contributions to the Plan.

12. SUBSEQUENT EVENTS (UNAUDITED)

     On March 1, 1999 the Company extended its term note payable to Silicon Valley Bank through July 3, 1999. Under the extension, the interest rate increased to prime plus 3 1/4% per annum and an additional warrant to purchase 56,250 shares was issued with terms consistent with all warrants previously issued in connection with the term note.

     Between March 26 and June 15, 1999, the Company entered into additional demand notes payable to a number of its preferred stockholders for $1,271,396 in the aggregate. These notes bear interest at a rate of 5% per month and are due with accrued interest at the demand of the holders of the notes.

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                     DESCRIPTION
2.1*                       Agreement  and  Plan of  Merger  dated as of July 12,
                           1999   among    Registrant,    Simione    Acquisition
                           Corporation and CareCentric.
10.1                       Form of  Shareholder  Voting  Agreement  by and among
                           Registrant, Daniel J. Mitchell as agent ("CareCentric
                           Agent") for shareholders of CareCentric Solutions, Inc. and each of Barrett C. O'Donnell and O'Donnell
                           Davis, Inc.
10.2                       Shareholder Voting Agreement by and among Registrant,
                           CareCentric Agent, and Mestek, Inc.
23.1                       Consent of Independent Auditors
99.1                       Press Release

----------

     * In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted. There is a list of schedules at the end of the Exhibit, briefly describing them. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.